FORM OF ESCROW AGREEMENT

This Escrow Agreement, dated December 16, 2005 (the "Closing Date"), among Victoria Beverage, Inc., a New York corporation ("Purchaser"), Capital Beverage Corporation, a Delaware corporation (the "Seller"), and Dealy & Silberstein, LLP, as escrow agent ("Escrow Agent") (collectively, the "Parties").

This is the Escrow Agreement referred to in the Asset Purchase Agreement dated as of September 15, 2005 (the "Purchase Agreement") by and between the Purchaser, as assignee of Oak Beverages Inc. and the Seller.

The parties, intending to be legally bound, and for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, agree as follows:

Section 1.        Definitions

         "Business Day" means any day during which the offices of the Escrow Agent in New York are open for business.

         "Claims Amount" shall mean the aggregate amount of all Claims, Third Party Claims, Primary Creditor Claims and Secondary Creditor Claims (each as hereinafter defined).

          "Distribution Amount" means with respect to each Distribution Date, an amount equal to the Escrow Amount, less the Claims Amount, if any, multiplied by one third (1/3).

         "Distribution Date" means each of June 16, 2006, December 16, 2006 and June 16, 2007.

         "Eligible Investments" means (a) direct, short-term obligations of the United States Government or its instrumentalities; (b) variable rate certificates of deposit; or (c) short-term investments in money market accounts of one or more United States banks having total assets in excess of $100,000,000, in each case having maturities of not more than ninety (90) days.

         "Final Distribution Date" means June 16, 2007.

         "Primary Creditor Claims" means the aggregate of all claims of Primary Creditors.

         "Purchaser" shall include Victoria Beverage Inc.'s successors and assigns, including, without limitation, any designee appointed by Victoria Beverage Inc. pursuant to paragraph 16(j) of the Purchase Agreement.

         "Secondary Creditor Claims" means the aggregate of all claims of Secondary Creditors.

         "Termination Date," means the later of (i) the Final Distribution Date, or (ii) the date on which no Claims, Third Party Claims, Primary Creditor Claims or Secondary Creditor Claims are outstanding.

Capitalized terms used in this agreement without definition shall have the respective meanings given to them in the Purchase Agreement.

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Section 2.        Establishment of Escrow; Deposit of Escrow Property

     (a) The Purchaser shall on this date deposit with the Escrow Agent in immediately available funds, as part of the Purchase Price, the amount of Two Million Eight Hundred Thirty-Four Thousand Nine Hundred Twenty-Five and 22/100 Dollars ($2,834,925.22), which will consist of the Escrow Amount, plus the Increased Escrow Amount, plus the amounts deposited with Escrow Agent toward satisfaction of Primary Creditor Claims, if any, pursuant to paragraph 3(a) of the Purchase Agreement, and Secondary Creditor Claims pursuant to paragraph 3(a)(i) of the Purchase Agreement, all in accordance with the provisions of the Purchase Agreement (together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to this Escrow Agreement, collectively, the "Escrow Property").

     (b) The Escrow Agent agrees to hold the Escrow Property in an account established with JPMorgan Chase Bank, 386 Park Avenue South, New York, New York 10016, Account #008619223565 (the "Escrow Account"), and to administer the Escrow Property in accordance with the terms of this Escrow Agreement and Sections 3 and 7 of the Purchase Agreement.

Section 3.        Claims

     (a) Subject to the provisions of Section 3(d), from time to time on or before the Termination Date, Purchaser may give written notice (a "Claim Notice") to the Escrow Agent and the Seller specifying in reasonable detail the nature and dollar amount of any direct claim made by Purchaser against Seller (a "Claim"), which it may have under the Purchase Agreement, that certain sub-distribution agreement between Seller and Purchaser (the "Sub-Distribution Agreement") or the transactions contemplated by either of those agreements. If Seller gives written notice to Purchaser and Escrow Agent disputing any Claim (a "Counter Notice") within 10 days following receipt by Escrow Agent and the Seller of the Claim Notice regarding such Claim, such Claim shall be resolved as provided in this Section 3(a). If no Counter Notice is received by Escrow Agent within such 10 day period, then the dollar amount of damages claimed by Purchaser as set forth in the Claim Notice shall be deemed established for purposes of this Escrow Agreement and the Purchase Agreement and, at the end of such 10 day period, Escrow Agent shall promptly pay to Purchaser the dollar amount claimed in the Claim Notice from (and only to the extent of) the Escrow Property. If a Counter Notice is given with respect to a Claim, Escrow Agent shall be entitled to retain the Escrow Property until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Property pursuant to the procedures specified in paragraph 7 of the Purchase Agreement, or (ii) a written agreement executed by Purchaser and Seller directing delivery of the Escrow Property, in which event Escrow Agent shall disburse the Escrow Property in accordance with such order or agreement. Escrow Agent shall not be obligated to inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

(b) Subject to the provisions of Section 3(d), from time to time on or before the Termination Date, Purchaser may provide Escrow Agent with a written instruction (an "Instruction Notice") to reimburse Purchaser for Damages as they are incurred by Purchaser pursuant to paragraph 7(d) of the Purchase Agreement on account of claims covered by paragraph 7(c)(i) of the Purchase Agreement

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("Third Party Claims"). Such Instruction Notice will contain written instructions to Escrow Agent to pay all Damages stated in the particular Instruction Notice. Purchaser will send a copy of the Instruction Notice to Seller at the same time it sends the Notice to Escrow Agent. Within ten (10) days following receipt by Escrow Agent of the Instruction Notice, the Escrow Agent will promptly pay Purchaser the dollar amount specified in such notice from the Escrow Property. The Parties acknowledge and agree that payment by the Escrow Agent of such amounts to Purchaser will not be subject to the prior consent or approval of Seller or Escrow Agent. For purposes of determining the Claims Amount, and related Distribution Amount on a particular Distribution Date, the amount of any then outstanding Third Party Claim shall be deemed to be: (i) the monetary amount of damages claimed in a summons and complaint, in the event the particular Third Party Claim is commenced by the service of a summons and complaint upon Purchaser, or (ii) the amount that Purchaser reasonably determines in good faith to be the amount of such Third Party Claim, in the event the Third Party Claim is a claim other than that which is commenced by the service of a summons and complaint upon Purchaser, or if any such summons and complaint does not set forth a sum certain as claimed damages.

      (c) Escrow Agent shall not, and it shall not be authorized to, distribute any Escrow Property as payment for legal fees or expenses incurred by Seller on account of: (i) disputes with Purchaser concerning a Counter Notice, or (ii) defending any Indemnified Party pursuant to paragraph 7 of the Purchase Agreement. Similarly, Escrow Agent shall not, and it shall not be authorized to, distribute any Escrow Property as payment for any legal fees or expenses incurred by it in the performance of its obligations hereunder.

      (d) It is understood that Purchaser will not be entitled to submit a Claim Notice or Instruction Notice after the Final Distribution Date unless such notice directly relates to an earlier Claim Notice or Instruction Notice asserted by Purchaser against Seller prior to the Final Distribution Date.

Section 4. Distribution of Increased Escrow Amount; Payment of Primary Creditors and Secondary Creditors

(a) From time to time on or before the Termination Date, Seller may give written notice (a "Seller Notice") to the Escrow Agent and the Purchaser specifying in reasonable detail the nature and dollar amount of any particular Unresolved Pre-Closing Claim that resulted in all or part of the Increased Escrow Amount being deposited with the Escrow Agent, including without limitation, the name of the claimant (the "Unresolved Pre-Closing Claimant") and the amount required to satisfy such claim (the "Satisfaction Amount"). Within 5 business days following receipt by Escrow Agent of the Seller Notice and upon Purchaser's prior written consent, Escrow Agent shall issue a check payable to the Unresolved Pre-Closing Claimant in an amount equal to the Satisfaction Amount. Purchaser will give such written consent provided: (i) that such amount does not exceed the portion of the Increased Escrow Amount attributable to that particular claim, and (ii) that the Escrow Agent shall have in its possession, prior to the payment of such funds, a full general release signed by the Unresolved Pre-Closing Claimant releasing all claims against the Seller and Purchaser related to the Unresolved Pre-Closing Claim in question, in a form reasonably satisfactory to Purchaser. Contemporaneously with the payment of the Satisfaction Amount to the Unresolved Pre-Closing Claimant, Seller shall provide Purchaser with the general release specified in the preceding sentence.

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     (b) In the event that the Increased Escrow Amount relating to a particular
Unresolved Pre-Closing Claim is more than the Satisfaction Amount for that claim, the Escrow Agent shall, upon written notice to Purchaser, distribute from the Escrow Property the amount by which that particular Increased Escrow Amount exceeds the Satisfaction Amount to Seller at the same time that it distributes funds to the Unresolved Pre-Closing Claimant in accordance with the provisions of this Agreement and provides Purchaser with the full general release specified in paragraph 4(a).

     (c) To the extent funds have been deposited with the Escrow Agent pursuant to paragraph 3(a) of the Purchase Agreement, at the Closing, Escrow Agent will issue a check to each of the Primary Creditors and Secondary Creditors for whose account funds were deposited in escrow (other than the Primary Creditors and Secondary Creditors that were paid at Closing by checks remitted by Purchaser pursuant to paragraph 3(a) of the Purchase Agreement), in accordance with the joint written instructions of Seller and Purchaser for the purpose of satisfying in full each of such creditors claims against Seller.

     (d) (i) After the Closing, and provided Seller presents to Purchaser proof to the reasonable satisfaction of Purchaser of the satisfaction of the claims of the Secondary Creditors for which it received the initial Secondary Creditors Release Amount at Closing and of the claims of the Secondary Creditors which Purchaser directly paid at Closing, if any, pursuant to Seller's instructions, Purchaser will authorize the Escrow Agent to release the next Secondary Creditors Release Amount to the Seller, in trust, in accordance with the terms of this Agreement. Seller will use such Secondary Creditors Release Amount to pay at least twenty-five percent (25%) of the aggregate claims of all the Secondary Creditors specified on Schedule 8(a)(xiv) of the Disclosure Statement (as updated pursuant to paragraph 8(a)(xiv)) of the Purchase Agreement, all subject to and in accordance with the terms and provisions of this Agreement.

                  (ii) Upon presentation by Seller to Purchaser of proof to the reasonable satisfaction of Purchaser of (x): the satisfaction of the claims of the Secondary Creditors paid by Purchaser directly at Closing, if any, and (y) that not less than fifty percent (50%) of the aggregate claims of Secondary Creditors have been paid and satisfied in full, Purchaser will authorize Escrow Agent to release the next Secondary Creditors Release Amount to the Seller.

                  (iii) With respect to such next Secondary Creditors Release Amount, Seller shall remit payments toward the satisfaction in full of the claims of such other Secondary Creditors in accordance with the procedures set forth in paragraph 3(a)(iii)(B) of the Purchase Agreement. This procedure shall be repeated until the aggregate of all claims of Secondary Creditors have been paid and satisfied in full, as established by proof to the reasonable satisfaction of Purchaser. In any event, all claims of Secondary Creditors shall be paid and satisfied in full within ninety (90) days after the Closing Date. To the extent there are any funds remaining in escrow on account of claims of Secondary Creditors after ninety (90) days, such funds will be released to Seller upon the earlier of: (x) the presentation to Purchaser of proof to the reasonable satisfaction of Purchaser that the aggregate of all claims of Secondary Creditors have been paid and satisfied in full; or (y) twelve (12) months after the Closing Date, provided that no claim of any Secondary Creditors has been made, asserted, alleged or instituted against Purchaser for which a portion of the Purchase Price is being held in escrow by the Escrow Agent as security for the payment of Secondary Creditors pursuant to paragraph 3(a)(i) of the Purchase Agreement.

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

                  (iv) In the event any Secondary Creditors Release Amount exceeds the amounts expended by Seller to pay and satisfy in full twenty-five percent (25%) of the aggregate claims of all Secondary Creditors for which it has been released, Seller will be entitled to retain the difference thereof.

Section 5.        Distribution of Escrow Property to Seller; Termination of
                  Escrow

     (a) Subject to the terms of this Agreement, on each Distribution Date, Escrow Agent shall pay and distribute to Seller the Distribution Amount; provided however, that on the Final Distribution Date, the Distribution Amount shall be increased to include all of the Escrow Property, less any outstanding Claims Amount.

     (b) Subject to the terms of this Agreement, not later than the fifth Business Day after the Termination Date, Escrow Agent shall pay and distribute to Seller the then amount of Escrow Property, if any.

Section 6.        Investment of Funds

Except as Purchaser and Seller may from time to time jointly instruct Escrow Agent in writing, the Escrow Property shall be invested from time to time in Eligible Investments until disbursement of the entire Escrow Property. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Property consisting of Eligible Investments to provide for payments required to be made under this Escrow Agreement.

Section 7.        Duties of Escrow Agent

     (a) The Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, except this Escrow Agreement.

     (b) The Escrow Agent shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Escrow Agreement against or on the part of the Escrow Agent.

     (c) Escrow Agent shall not be liable for any actions or omissions hereunder except for its own gross negligence or willful misconduct.

     (d) Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property.

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     (e) The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

     (f) The Escrow Agent may consult counsel satisfactory to it, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel reasonably acceptable to Purchaser.

     (g) The Escrow Agent may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, unless the Escrow Agent has reason to believe the signature is not genuine or the person signing same is without authority to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

     (h) In no event shall the Escrow Agent be liable for: (i) indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action, or (ii) its investment or reinvestment of any property held by it hereunder in good faith in Eligible Investments, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Property, or any loss of interest incident to any such delays.

     (i) Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

     (j) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

        (k) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Property to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the time of appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Property until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

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     (l) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

Section 8.        Indemnification of Escrow Agent

     (a) Each of the Parties agree, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense, including reasonable attorney's fees ("Damages") incurred by the Escrow Agent as a result of a claim made, asserted, alleged or instituted by a third party as a result of Escrow Agent's performance under this Agreement.

     (b) Each of the Parties agree, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any Damages incurred by the Escrow Agent as a result of a claim made, asserted, alleged or instituted by Purchaser against Escrow Agent as a result of Escrow Agent's performance under this Agreement, provided however, that if such claim by Purchaser is due to the Escrow Agent's failure to disburse the Escrow Property, or any portion thereof, pursuant to: (i) paragraph 3(b) of this Agreement, or
(ii) or pursuant to an Instruction Notice, then Escrow Agent shall not be entitled to indemnification by Purchaser under this paragraph 8(b).

     (c) Each of the Parties agree to jointly indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against fifty percent (50%) of any Damages incurred by the Escrow Agent as a result of a claim made, asserted, alleged or instituted by Seller against Escrow Agent as a result of Escrow Agent's performance under this Agreement. Escrow Agent shall be entitled to reimburse itself from the Escrow Property for reasonable legal fees actually incurred in the defense of the Escrow Agent against any claims instituted by either Purchaser or Seller against the Escrow Agent, up to an aggregate amount of One Hundred Thousand Dollars ($100,000.00).

     (d) In the event Purchaser indemnifies Escrow Agent from and against an amount in excess of fifty percent (50%) of any Damages incurred by Escrow Agent as a result of claim made asserted, alleged or instituted by Seller, Seller shall promptly reimburse Purchaser for all Damages resulting thereby, as such Damages are incurred. In the event Seller indemnifies Escrow Agent from and against an amount in excess of fifty percent (50%) of any Damages incurred by Escrow Agent as a result of claim made asserted, alleged or instituted by Purchaser, Purchaser shall promptly reimburse Seller for all Damages resulting thereby, as such Damages are incurred.

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

     (e) Escrow Agent may retain such portion of the Distribution Amount to reimburse itself for Damages incurred by Escrow Agent as a result of a claim made, asserted, alleged or instituted against it as a result of Escrow Agent's performance under this Agreement, provided however, that Escrow Agent retains an amount up to and only to the extent that there is a Distribution Amount to be distributed to Purchaser in accordance with the terms of this Agreement.

Section 9.        Ownership for Tax Purposes

     (a) Each of the parties agrees that, solely for purposes of reporting and paying federal and other taxes based on income, Seller will be treated as the owner of the Escrow Property, respectively, and that it will report all income, if any, that is earned on, or derived from, the Escrow Property as their income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

     (b) Any payments of income from this Escrow Property shall be subject to withholding regulations then in force with respect to United States taxes. Seller hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Escrow Agreement. Seller understands that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property.

Section 10.       Intentionally Omitted

Section 11.       Notices

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

SELLER

Capital Beverage Corporation
700 Columbia Street, Erie Basin, Building # 302
Brooklyn, New York 11231
Facsimile No:  (718) 488-8693

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PURCHASER

Victoria Beverage, Inc.
One Flower Lane
Blauvelt, New York 10913
Facsimile No.:    (845) 353-3745

ESCROW AGENT

William J. Dealy, Esq.
Dealy & Silberstein, LLP
225 Broadway, Suite 1405
New York, NY  10007-3001
Facsimile No.:  212-385-2117

Section 12.       Dispute Resolution

It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow
Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option, election and expense) to retain in its possession without liability to anyone, all or any of said Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property.

Section 13.       Jurisdiction; Service Of Process

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world in accordance with applicable law.

Section 14.       Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

Section 15.       Section Headings

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

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Section 16.       Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 17.       Exclusive Agreement And Modification

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Purchaser, the Seller and the Escrow Agent.

Section 18.       Governing Law

This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles.

Section 19.       Counsel to Seller

Each of Purchaser and Seller acknowledge that Escrow Agent has, and may continue to serve as, legal counsel to Seller.



                           [Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed and delivered this Escrow
Agreement as of the date first written above.

                                                VICTORIA BEVERAGE, INC.

                                                By:    /s/ Debra Boening
                                                       -----------------
                                                Name:  Debra Boening
                                                Title: President


                                                CAPITAL BEVERAGE CORPORATION

                                                By:    /s/ Carmine N. Stella
                                                       ---------------------
                                                Name:  Carmine Stella
                                                Title: President and CEO


Escrow Agent:

DEALY & SILBERSTEIN, LLP

By:    /s/ William J. Dealy
       --------------------
Name:  William J. Dealy
Title: Partner